POSITIVEID CORPORATION

CERTIFICATE OF ELIMINATION

TO ELIMINATE THE

SERIES C CONVERTIBLE PREFERRED STOCK,

SERIES F CONVERTIBLE PREFERRED STOCK, AND

SERIES H CONVERTIBLE PREFERRED STOCK

PositiveID Corporation, a company organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies:

FIRST: That the Board of Directors of the Company adopted the following resolutions at a duly called and noticed meeting of the Board of Directors:

“Elimination of the Series C Convertible Preferred Stock, Series F Convertible Preferred Stock, and Series H Convertible Preferred Stock

WHEREAS, pursuant to authority expressly granted by the provisions of the Certificate of Incorporation of the Company, the Board of Directors of the Company created and authorized the issuance of a series of preferred stock, designated “Series C Convertible Preferred Stock,” par value $0.001 per share, of the Company (the “Series C Preferred Stock”), consisting of 400 shares, and thereby fixed the designation, dividend rights, voting powers, rights on liquidation or dissolution and other preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of such series (in addition to any thereof set forth in the Certificate of Incorporation that are applicable to the Company’s preferred stock of all series) as set forth in a Certificate of Designations of Preferences, Rights, and Limitations with respect to such series filed with the Secretary of State of the State of Delaware on March 14, 2011 (the “Certificate of C Designations”); and

WHEREAS, pursuant to authority expressly granted by the provisions of the Certificate of Incorporation of the Company, the Board of Directors of the Company created and authorized the issuance of a series of preferred stock, designated “Series F Convertible Preferred Stock,” par value $0.001 per share, of the Company (the “Series F Preferred Stock”), consisting of 2,500 shares, and thereby fixed the designation, dividend rights, voting powers, rights on liquidation or dissolution and other preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of such series (in addition to any thereof set forth in the Certificate of Incorporation that are applicable to the Company’s preferred stock of all series) as set forth in a Certificate of Designations of Preferences, Rights, and Limitations with respect to such series filed with the Secretary of State of the State of Delaware on July 27, 2011, as amended on December 19, 2013 (the “Certificate of F Designations”); and

WHEREAS, pursuant to authority expressly granted by the provisions of the Certificate of Incorporation of the Company, the Board of Directors of the Company created and authorized the issuance of a series of preferred stock, designated “Series H Convertible Preferred Stock,” par value $0.001 per share, of the Company (the “Series H Preferred Stock”), consisting of 500 shares, and thereby fixed the designation, dividend rights, voting powers, rights on liquidation or dissolution and other preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of such series (in addition to any thereof set forth in the Certificate of Incorporation that are applicable to the Company’s preferred stock of all series) as set forth in a Certificate of Designations of Preferences, Rights, and Limitations with respect to such series filed with the Secretary of State of the State of Delaware on January 12, 2012 (the “Certificate of H Designations”); and

WHEREAS, the Company has exchanged all shares of the authorized and previously issued shares of Series C Preferred Stock, Series F Preferred Stock, and Series H Preferred Stock, and as a result none of the authorized shares of Series C Preferred Stock, Series F Preferred Stock, or Series H Preferred Stock are outstanding and none will be issued.

NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable and in the best interest of the Company that the Company eliminate all authorized shares of Series C Preferred Stock, Series F Preferred Stock, and Series H Preferred Stock, and that, in connection with such elimination of the Series C Preferred Stock, Series F Preferred Stock, and Series H Preferred Stock, the Company eliminate in all respects the Certificate of C Designations, Certificate of F Designations, and Certificate of H Designations (collectively, the “Certificates of Designations”); and further

RESOLVED, that for purposes of these resolutions the term “Appropriate Officer” shall mean and include the Chief Executive Officer, and shall also mean and include the Secretary, where necessary or convenient to attest to any act of any of the aforesaid officers by and on behalf of the Company, whether under the seal of the Company or not; and further

RESOLVED, that the elimination of all of the authorized shares of Series C Preferred Stock, Series F Preferred Stock, and Series H Preferred Stock, and the elimination in all respects of the Certificates of Designations be, and hereby are, authorized and approved, and the Appropriate Officers are, and each of them hereby is, authorized, empowered and directed to execute and acknowledge a Certificate of Elimination reflecting the elimination of all of the authorized shares of Series C Preferred Stock, Series F Preferred Stock, and Series H Preferred Stock, and the elimination in all respects of the Certificates of Designations, and to file such Certificate of Elimination with the Secretary of State of the State of Delaware.”

SECOND: That the Certificate of Designations with respect to the Series C Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on March 14, 2011; the Certificate of Designations with respect to the Series F Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on July 27, 2011, as amended on December 19, 2013; and the Certificate of Designations with respect to the Series H Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on January 12, 2012. None of the authorized shares of Series C Preferred Stock, Series F Preferred Stock, or Series H Preferred Stock are outstanding and none will be issued.

THIRD: That in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Company is hereby amended to eliminate all reference to the Series C Preferred Stock, Series F Preferred Stock, and Series H Preferred Stock.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate this 2nd day of September, 2016.

Signed:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	Chief Executive Officer

Signed:	/s/ Allison F. Tomek
Name:	Allison F. Tomek
Title:	Secretary

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